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                                                                     Exhibit 5.1
                Phillips McFall McCaffrey McVay & Murrah, P.C.
                               Attorneys At Law
                                 Twelfth Floor
                               Leadership Square
                                211 N. Robinson
                         Oklahoma City, Oklahoma 73102
                                (405) 235-4100
                                      FAX
                                (405) 235-4133


                               January 22, 1996
TMS, Inc.
206 West Sixth Avenue
Stillwater, Oklahoma 74076

Gentlemen:

     We have acted as counsel to TMS, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), including the Prospectus which constitutes a part thereof, relating to the issuance and sale of 3,643,219 shares (the "Shares") of the Company's common stock, $.05 par value (the "Common Stock"), pursuant to that certain Plan of Reorganization and Agreement of Merger dated November 7, 1995, by and among the Company, SCC Acquisition Corp., an Oklahoma corporation, and Sequoia Computer Corporation, a California corporation.

     We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinion expressed below.

     Based on the foregoing, we are of the opinion that the Shares, when sold on the terms set forth in the Prospectus, will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under, law other than the State of Oklahoma and the law of the United States and the opinion given herein is limited thereto.


                                  Phillips McFall McCaffrey McVay & Murrah, P.C.

                               /s/Phillips McFall McCaffrey McVay & Murrah, P.C.